Attention Jason
Fax (972)612-4122

5 pages including cover

Please see the attached. Could you also provide a letter of confirmation in regards to the changes requested.

Please forward the letter to
Fax: (778)753-5713
Or
Email: jburr@epodsolar.com

Fax sent by Jennifer Burr on behalf of Michael Matvieshen

Letter of Resignation from

SALAMON GROUP INC.

I, the undersigned John Salamon do hereby tender my resignation as a Director and as President of Salamon group Inc.

Effective this 24TH day of November, 2010

John Salamon